Exhibit 99.1

PMA CAPITAL [LOGO]
A Specialty Risk Management Company

Mellon Bank Center Suite 2800
1735 Market Street
Philadelphia, PA 19103-7590

PRESS RELEASE

For Release: Immediate

      Contact: William Hitselberger
                    (215) 665-5070

PMA Capital Announces Third Quarter 2003 Results and Management Changes

Philadelphia, PA, November 6, 2003 — PMA Capital (NASDAQ: PMACA) today announced a net loss of $96.4 million, or $3.08 per diluted share, for the third quarter of 2003, compared with net income of $9.4 million, or 30 cents per diluted share, for the third quarter of 2002. For the nine months ended September 30, 2003, we recorded a net loss of $73.5 million, or $2.35 per diluted share, compared to a net loss of $37.6 million, or $1.20 per diluted share for the same period last year.

The net loss for the third quarter includes an after-tax charge of $97.5 million, or $3.11 per share, to increase PMA Re’s loss reserves at September 30, 2003. During the third quarter, our internal actuaries conducted their periodic comprehensive reserve review, which included an extensive review of carried reserves for accident years 1997-2000. An independent actuarial firm also conducted a comprehensive review of PMA Re’s traditional property and casualty loss reserves and concluded that such carried loss reserves are reasonable at September 30, 2003. These studies indicated that PMA Re’s higher than expected underwriting losses in the reinsurance operations, primarily from casualty business written in accident years 1997 through 2000, necessitated the reserve charge. We believe that this reserve charge recognizes our exposure to future adverse loss development at PMA Re. As a result of this charge and PMA Re’s ratings downgrade, we have decided to withdraw from the reinsurance business.

In the third quarter, our internal actuaries’ review of the loss reserves at The PMA Insurance Group indicated that no reserve adjustments were necessary. Accordingly, the statutory capital of The PMA Insurance Group was not affected by the charge. The PMA Insurance Group remains committed to providing excellent service in the markets in which it operates.

We have also evaluated the recoverability of our deferred tax asset at September 30, 2003. Based on this analysis, we established a valuation allowance on the deferred tax asset of $24 million, which impacted results by 77 cents per share. As announced earlier this week, we have decided to suspend payment of common stock dividends at the current time.

On November 4, 2003, we were informed that the principal nationally recognized ratings agencies that rate the financial strength of our principal insurance subsidiaries and the debt of PMA Capital Corporation have downgraded our ratings to the following:

Financial Strength Ratings:	A. M. Best	S&P	Moody's
PMA Capital Insurance Company	B++ (5th of 16)	BBB- (10th of 21)	Ba1 (11th of 21)
The PMA Insurance Group	B++ (5th of 16)	BBB (9th of 21)	Baa2 (9th of 21)

Senior Debt Ratings:	S&P	Moody's
	BB- (13th of 22)	Ba3 (13th of 21)

Management Changes

On November 6, 2003, John W. Smithson resigned as our President and Chief Executive Officer. In addition, Frederick W. Anton has decided to step down as Chairman of our Board of Directors. Our Board of Directors has appointed Neal C. Schneider, our Lead Director, as non-executive Chairman of the Board of Directors and has created an interim-Office of the President, to be headed by Vincent T. Donnelly, the current President of The PMA Insurance Group.

Financial Condition

Total assets were $4.4 billion as of September 30, 2003, compared to $4.1 billion as of December 31, 2002. Shareholders’ equity was $503.8 million as of September 30, 2003, compared with $581.4 million as of December 31, 2002. PMA Capital Insurance Company, PMA Capital Corporation’s directly held reinsurance subsidiary, had statutory surplus of $477 million at September 30, 2003. We have agreed with the Pennsylvania Insurance Department that PMA Capital Insurance Company will not pay dividends to PMA Capital Corporation without the Department’s prior approval. As of September 30, 2003, we had $21 million in cash at the holding company.

Book value per share was $16.08 as of September 30, 2003, compared with $18.56 as of December 31, 2002. Net unrealized gains on fixed maturities increased to $37.8 million after-tax, or $1.21 per share, as of September 30, 2003, compared to $33.3 million, or $1.06 per share at year-end 2002, reflecting the declining interest rate environment.

Revenues

Revenues for the third quarter of 2003 and 2002 were $316.2 million and $271.0 million, respectively. For the first nine months of 2003, revenues were $931.9 million, compared to $782.5 million for the same period in 2002. The 17% and 19% increase in revenues for the quarter and year-to-date periods primarily reflect higher net premiums earned. Additionally, pre-tax net realized investment gains were $1.4 million and $10.2 million for the third quarter and first nine months of 2003, compared to pre-tax net realized investment losses of $3.9 million and $20.0 million for the same periods last year.

As of September 30, 2003, total outstanding debt was $186.3 million, compared to $151.3 million at December 31, 2002. The components of our debt as of September 30, 2003 were as follows:

	Amount
(dollar amounts in thousands)	Outstanding	Maturity

4.25% convertible debt	$86,250	2022 [1]
Trust preferred securities	42,500	2033
8.50% senior notes	57,500	2018

Total long-term debt	$186,250

(1) Holders of the Convertible Debt, at their option, may require us to repurchase all or a portion of their debentures on September 30, 2006, 2008, 2010, 2012 and 2017.

Segment Operating Results

Operating income (loss), which we define as net income (loss) under generally accepted accounting principles (GAAP) excluding net realized investment gains and losses, is the financial performance measure used by our management and Board of Directors to evaluate and assess the results of our insurance businesses. Accordingly, we report operating results by segment in the disclosures required under SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information.” Our management and Board of Directors use operating results as the measure of financial performance for our insurance operations because (i) net realized investment gains and losses are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains and losses that do not relate to the operations of the individual segments. Operating income (loss) does not replace net income (loss) as the GAAP measure of our consolidated results of operations. A reconciliation of our operating results as discussed below to GAAP net income (loss) is provided below.

	Three months ended September 30, (unaudited)		Nine months ended September 30, (unaudited)
(Dollars in thousands)	2003	2002	2003	2002

Pre-tax operating income (loss):
PMA Re	$(113,673)	$15,196	$(91,989)	$41,902
The PMA Insurance Group	7,345	6,714	22,523	19,508
Corporate & Other	(6,259)	(3,211)	(16,497)	(11,191)
Run-off Operations	3	(2)	1	(87,497)
Net realized investment gains (losses)	1,392	(3,868)	10,198	(20,028)

Pre-tax income (loss)	(111,192)	14,829	(75,764)	(57,306)
Income tax expense (benefit)	(14,786)	5,454	(2,227)	(19,685)

Net income (loss)	$(96,406)	$9,375	$(73,537)	$(37,621)

The PMA Insurance Group

The PMA Insurance Group reported pre-tax operating income of $7.3 million and $22.5 million for the third quarter and first nine months of 2003, compared to $6.7 million and $19.5 million for the same periods last year. The increases are primarily due to improved underwriting results, partially offset by lower investment income.

Net premiums written increased 26% to $149.1 million for the third quarter of 2003, compared with $118.6 million for the third quarter of 2002. Net premiums written increased 22% to $462.8 million for the first nine months of 2003, compared with $378.7 million for the comparable period last year. The growth in premiums primarily reflects improved pricing in all lines of insurance business underwritten by The PMA Insurance Group and, to a lesser extent, an increase in the volume of risks underwritten.

The combined ratio on a GAAP basis in 2003 was 101.3% for the third quarter and 101.5 % for the first nine months, both of which improved from the corresponding periods last year when the GAAP combined ratio was 103.0% and 103.3%, respectively, as price increases continue to outpace loss cost trends.

Net investment income was $8.1 million and $24.6 million for the third quarter and first nine months of 2003, compared to $9.0 million and $27.0 million for the comparable periods of 2002. The declines in net investment income reflect lower invested asset yields, partially offset by a higher invested asset base.

PMA Re

As stated previously, we have decided to withdraw from the reinsurance business immediately. PMA Re reported pre-tax operating losses of $113.7 million for the third quarter and $92.0 million for the first nine months of 2003, compared to pre-tax operating income of $15.2 million and $41.9 million for the same periods last year. The results at PMA Re primarily reflect the $150 million ($97.5 million after-tax) reserve charge associated mainly with accident years 1997 to 2000.

Net premiums written were $139.8 million for the third quarter of 2003, compared with $153.9 million for the same period last year, reflecting lower premiums in the Traditional- and Specialty-Treaty units. For the first nine months of 2003, net premiums written were $470.8 million, compared to $453.2 million for the same period in 2002.

The combined ratio on a GAAP basis was 125.7% for the first nine months of 2003, compared with 98.8% last year. The combined ratio for 2003 includes 37 points due to the effect of the increase in loss reserves for prior accident year business.

Net investment income was $8.0 million and $25.0 million for the third quarter and first nine months of 2003, compared with $9.2 million and $37.1 million for the same periods last year. The declines in net investment income are due to lower yields on a growing invested asset base. Also impacting year-to-date net investment income is lower interest earned on funds held assets.

Corporate and Other

The Corporate and Other segment includes unallocated investment income and expenses, including debt service. Corporate and Other recorded pre-tax operating losses of $6.3 million and $16.5 million for the three and nine months ended September 30, 2003, respectively, compared to pre-tax operating losses of $3.2 million and $11.2 million for the same periods last year. Interest expense for three and nine months ended September 30, 2003 increased by $2.4 million and $5.3 million over the comparable periods last year, primarily due to a higher average amount of debt outstanding in 2003, compared with last year.

Run-off Operations

In May 2002, we announced our decision to withdraw from the excess and surplus lines marketplace previously served by our Caliber One operating segment. As a result of the decision to exit this business, this segment’s results have been reported as Run-off Operations. The results for Run-off Operations were essentially breakeven for the three and nine months ended September 30, 2003.

For the first nine months of 2002, the Run-off Operations recorded a pre-tax operating loss of $87.5 million, which included prior year loss development of $40 million in the first quarter of 2002 principally related to certain casualty lines of business; and a $43 million charge to exit from and run-off this business.

Conference Call with Investors

As a reminder, we will hold a conference call with investors beginning at 8:30 a.m. Eastern Time on Friday, November 7th to review our third quarter 2003 results and to provide our outlook for full year 2003. The conference call will be available via a live webcast over the Internet at www.pmacapital.com by entering the Investor Information section, clicking on News Releases and then clicking on the microphone icon. Please note that by accessing the conference call via the Internet, you will be in a listen-only mode. The call-in numbers for the conference call are as follows:

Live Call	Replay
800-201-1151 (Domestic)	800-615-3210 (Domestic)
952-556-1576 (International)	703-326-3020 (International)

A replay of the conference call will be available over the Internet or by dialing the call-in number for the replay along with the passcode 286830. The replay will be available from approximately 11:30 a.m. Eastern Time on Friday, November 7th until 11:59 p.m. Eastern Time on Friday, November 14th.

Quarterly Statistical Supplement

Our Third Quarter Statistical Supplement, which provides more detailed historical information about us, is available on our website. Please see the Investor Information section of our website at www.pmacapital.com. You may also obtain a copy of this supplement by sending your request to:

     PMA Capital Corporation
     1735 Market Street
     Philadelphia, PA 19103
     Attention: Investor Relations

Alternatively, you may submit your request by telephone (215.665.5046) or by e-mail to InvestorRelations@pmacapital.com.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
The statements contained in this press release, including those made by individuals authorized to speak on behalf of PMA Capital Corporation (“we”, “our” or the “Company”) that are not historical facts are forward-looking statements and are based on estimates, assumptions and projections. Actual results may differ materially from those projected in the forward-looking statements.

These forward-looking statements are based on currently available financial, competitive and economic data and the Company’s current operating plans based on assumptions regarding future events. The Company’s actual results could differ materially from those expected by the Company’s management. The factors that could cause actual results to vary materially, some of which are described with the forward-looking statements, include, but are not limited to:

•	the effect on The PMA Insurance Group's premium writings due to the downgrade of its financial strength rating by A.M. Best to B++;
•

the ability of the Company to have sufficient cash at the holding company to meet its debt service and other obligations, including any restrictions on receiving dividends from its insurance subsidiaries in an amount sufficient to meet such obligations;

•	the lowering or loss of one or more of the Company’s debt ratings, and the adverse impact that any such downgrade may have on our ability to raise capital and our liquidity and financial condition;
•	adequacy of reserves for claim liabilities;
•	adverse property and casualty loss development for events that we insured in prior years;
•	adequacy and collectibility of reinsurance that we purchased;
•

regulatory or tax changes, including changes in risk-based capital or other regulatory standards that affect the cost of, or demand for, our products or otherwise affect our ability to conduct business, including any future action with respect to our business taken by the Pennsylvania Insurance Department;

•	competitive conditions that may affect the level of rate adequacy related to the amount of risk undertaken and that may influence the sustainability of adequate rate changes;
•	ability to implement and maintain rate increases;
•	the effect of changes in workers’compensation statutes and their administration, which may affect the rates that we can charge and the manner in which we administer claims;
•	our ability to predict and effectively manage claims related to insurance and reinsurance policies;
•	the uncertain nature of damage theories and loss amounts and the development of additional facts related to the attack on the World Trade Center;
•	uncertainty as to the price and availability of reinsurance on business we intend to write in the future, including reinsurance for terrorist acts;
•	severity of natural disasters and other catastrophes, including the impact of future acts of terrorism, in connection with insurance and reinsurance policies;
•	changes in general economic conditions, including the performance of financial markets, interest rates and the level of unemployment;
•	uncertainties related to possible terrorist activities or international hostilities; and
•	other factors disclosed from time to time in our most recent Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission.

You should not place undue reliance on any such forward-looking statements. Unless otherwise stated, we disclaim any current intention to update forward-looking information and to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

PMA Capital Corporation
GAAP Consolidated Balance Sheets
(Unaudited)

(Dollars in thousands, except per share data)	September 30, 2003	December 31, 2002

Assets:
Investments and cash:
Fixed maturities available for sale	$1,807,977	$1,529,924
Short-term investments	187,320	298,686
Short-term investments, loaned securities collateral	113,978	-
Cash	34,954	43,853

Total investments and cash	2,144,229	1,872,463

Accrued investment income	23,764	18,600
Premiums receivable	379,041	363,675
Reinsurance receivables	1,252,928	1,295,083
Deferred income taxes	93,181	94,074
Deferred acquisition costs	105,089	89,222
Funds held by reinsureds	153,263	157,479
Other assets	255,292	215,198

Total assets	$4,406,787	$4,105,794

Liabilities:
Unpaid losses and loss adjustment expenses	$2,486,776	$2,449,890
Unearned premiums	490,461	405,379
Debt	186,250	151,250
Accounts payable, accrued expenses
and other liabilities	297,028	253,175
Funds held under reinsurance treaties	313,688	249,670
Dividends to policyholders	14,851	14,998
Payable under securities loan agreements	113,960	42

Total liabilities	3,903,014	3,524,404

Shareholders' Equity:
Class A Common stock	171,090	171,090
Additional paid-in capital	109,331	109,331
Retained earnings	235,607	319,014
Accumulated other comprehensive income	40,341	34,552
Notes receivable from officers	(64)	(62)
Treasury stock, at cost	(52,532)	(52,535)

Total shareholders' equity	503,773	581,390

Total liabilities and shareholders' equity	$4,406,787	$4,105,794

Shareholders' equity per share	$16.08	$18.56

PMA Capital Corporation
GAAP Consolidated Statements of Operations
(Unaudited)

	Three months ended September 30,
(Dollars in thousands, except per share data)	2003	2002

Gross premiums written	$352,380	$322,306

Net premiums written	$285,283	$268,851

Revenues:
Net premiums earned	$293,482	$252,731
Net investment income	17,167	18,087
Net realized investment gains (losses)	1,392	(3,868)
Other revenues	4,147	4,057

Total revenues	316,188	271,007

Expenses:
Losses and loss adjustment expenses	335,789	180,733
Acquisition expenses	63,221	55,390
Operating expenses	23,327	18,067
Dividends to policyholders	2,090	1,469
Interest expense	2,953	519

Total losses and expenses	427,380	256,178

Pre-tax income (loss)	(111,192)	14,829

Income tax expense (benefit):
Current	(221)	-
Deferred	(14,565)	5,454

Total income tax expense (benefit)	(14,786)	5,454

Net income (loss)	$(96,406)	$9,375

Net income (loss) per share:
Basic	$(3.08)	$0.30

Diluted	$(3.08)	$0.30

PMA Capital Corporation
GAAP Consolidated Statements of Operations
(Unaudited)

	Nine months ended September 30,
(Dollars in thousands, except per share data)	2003	2002

Gross premiums written	$1,133,973	$1,103,243

Net premiums written	$926,797	$859,995

Revenues:
Net premiums earned	$853,174	$727,205
Net investment income	52,592	63,873
Net realized investment gains (losses)	10,198	(20,028)
Other revenues	15,913	11,471

Total revenues	931,877	782,521

Expenses:
Losses and loss adjustment expenses	731,448	572,960
Acquisition expenses	191,656	161,202
Operating expenses	71,421	96,571
Dividends to policyholders	6,180	7,476
Interest expense	6,936	1,618

Total losses and expenses	1,007,641	839,827

Pre-tax loss	(75,764)	(57,306)

Income tax benefit:
Current	-	-
Deferred	(2,227)	(19,685)

Total income tax benefit	(2,227)	(19,685)

Net loss	$(73,537)	$(37,621)

Net loss per share:
Basic	$(2.35)	$(1.20)

Diluted	$(2.35)	$(1.20)

PMA Capital Corporation
Selected Financial Data
(Unaudited)

	Three months ended September 30,
(Dollars in thousands)	2003	2002

Net premiums written:
The PMA Insurance Group	$149,130	$118,627
PMA Re	139,770	153,862
Run-off Operations	(3,389)	(3,418)
Corporate and Other	(228)	(220)

Consolidated	$285,283	$268,851

Revenues:
Net premiums earned:
The PMA Insurance Group	$141,967	$103,190
PMA Re	153,360	135,511
Run-off Operations	(1,617)	14,250
Corporate and Other	(228)	(220)

Consolidated net premiums earned	293,482	252,731
Net investment income	17,167	18,087
Realized gains (losses)	1,392	(3,868)
Other revenues	4,147	4,057

Consolidated revenues	$316,188	$271,007

Components of net income (loss):
Pre-tax operating income (loss) (1):
The PMA Insurance Group	$7,345	$6,714
PMA Re	(113,673)	15,196
Run-off Operations	3	(2)
Corporate and Other	(6,259)	(3,211)
Realized gains (losses)	1,392	(3,868)

Pre-tax income (loss)	(111,192)	14,829
Income tax expense (benefit)	(14,786)	5,454

Net income (loss)	$(96,406)	$9,375

Weighted average common shares outstanding:
Basic	31,328,965	31,328,813
Diluted	31,328,965	31,621,993

               (1) Operating income (loss), which is GAAP net income (loss) excluding net realized investments gains and losses, is the financial performance measure used by our management and our Board of Directors to evaluate and assess the results of our insurance businesses. As a result, we report operating income by segment in our segment footnote disclosures as required by SFAS No. 131 “Disclosure About Segments of and Enterprise and Related Information.” We use operating income (loss) as the measure of financial performance because (i) net realized investment gains (losses) are unpredictable and not necessarily indicative of current operating fundamentals or future performance and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains (losses) that do not relate to the operations of the individual segments. Operating income (loss) does not replace net income (loss) as the GAAP measure of our consolidated results of operations.

PMA Capital Corporation
Selected Financial Data
(Unaudited)

	Nine months ended September 30,
(Dollars in thousands)	2003	2002

Net premiums written:
The PMA Insurance Group	$462,809	$378,727
PMA Re	470,813	453,169
Run-off Operations	(6,217)	28,752
Corporate and Other	(608)	(653)

Consolidated	$926,797	$859,995

Revenues:
Net premiums earned:
The PMA Insurance Group	$392,558	$309,530
PMA Re	455,603	386,543
Run-off Operations	5,621	31,785
Corporate and Other	(608)	(653)

Consolidated net premiums earned	853,174	727,205
Net investment income	52,592	63,873
Realized gains (losses)	10,198	(20,028)
Other revenues	15,913	11,471

Consolidated revenues	$931,877	$782,521

Components of net loss:
Pre-tax operating income (loss) (1):
The PMA Insurance Group	$22,523	$19,508
PMA Re	(91,989)	41,902
Run-off Operations	1	(87,497)
Corporate and Other	(16,497)	(11,191)
Realized gains (losses)	10,198	(20,028)

Pre-tax loss	(75,764)	(57,306)
Income tax benefit	(2,227)	(19,685)

Net loss	$(73,537)	$(37,621)

Weighted average common shares outstanding:
Basic	31,328,936	31,269,995
Diluted	31,328,936	31,269,995

(1) Operating income (loss), which is GAAP net income (loss) excluding net realized investments gains and losses, is the financial performance measure used by our management and our Board of Directors to evaluate and assess the results of our insurance businesses. As a result, we report operating income by segment in our segment footnote disclosures as required by SFAS No. 131 “Disclosure About Segments of and Enterprise and Related Information.” We use operating income (loss ) as the measure of financial performance because (i) net realized investment gains (losses) are unpredictable and not necessarily indicative of current operating fundamentals or future performance and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains (losses) that do not relate to the operations of the individual segments. Operating income (loss) does not replace net income (loss) as the GAAP measure of our consolidated results of operations.